Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-129462, No. 333-167685, No. 333-216085 and 333-238900) pertaining to National HealthCare Corporation’s 2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase & Stock Appreciation Rights Plan and 2004 Non-Qualified Stock Option Plan, 2010 Omnibus Equity Incentive Plan and 2020 Omnibus Equity Incentive Plan of our reports dated February 18, 2022, with respect to the consolidated financial statements and schedule of National HealthCare Corporation, and the effectiveness of internal control over financial reporting of National HealthCare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/Ernst & Young

Nashville, Tennessee

February 18, 2022